[LETTERHEAD OF MORGAN, LEWIS & BOCKIUS LLP]





February 20, 1997


Morgan Stanley Institutional Fund, Inc.
1221 Avenue of the Americas
New York, New York  10020

     Re:  Rule 24f-2 Notice for Morgan Stanley Institutional
          Fund, Inc. (Registration No. 33-23166)
          --------------------------------------------------

Gentlemen:

Morgan Stanley Institutional Fund, Inc. (the "Fund") is a corporation organized under the laws of the State of Maryland with its principal place of business in New York, New York. The Fund is an open-end management investment company with diversified and non-diversified series and is registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended (the "1940 Act").
This opinion relates to shares of common stock, par value $.001 per share (the "Common Stock"), issued by the Fund in reliance upon Rule 24f-2, adopted under the 1940 Act, for the fiscal year ended December 31, 1996.

We have reviewed all proceedings taken by the Fund in connection with the offer and sale of the shares of Common Stock which have been offered under prospectuses (collectively, the "Prospectus") included as part of the Fund's Registration Statement on Form N-1A, as amended through the date hereof, which has been filed with the Commission under the Securities Act of 1933, as amended, and the 1940 Act.

We are of the opinion that the shares of Common Stock, the registration of which is made definite by the filing of the attached Rule 24f-2 Notice, when sold and issued in return for payment as described in the Prospectus, were legally issued, fully paid and nonassessable by the Fund.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

cc:  Valerie Y. Lewis